EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)


                                                 Three months ended
                                                 -------------------
                                                  Aug. 2,   July 28,
                                                   1996       1995
                                                 --------   --------

           PRIMARY
- -----------------------------------

Shares outstanding:
 Weighted average outstanding                     239,429   235,273
 Share equivalents (1)(2)                           4,510     2,037
                                                  -------   -------
    Adjusted shares outstanding (2)               243,939   237,310
                                                  =======   =======


        FULLY DILUTED
- -----------------------------------

Shares outstanding:
  Weighted average outstanding                    239,429   235,273
  Share equivalents (1)(2)                          4,675     2,333
                                                  -------   -------
    Adjusted shares outstanding (2)               244,104   237,606
                                                  =======   =======

- --------------------
(1)      Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.